Free Writing Prospectus

Filed pursuant to Rule 433

To Registration Statement No. 333-166008

May __, 2010

Re: 2010 Subscription Rights Offering

President's Letter

TO OUR SHAREHOLDERS:

The Company is pleased to extend, in the enclosed prospectus, a right to purchase one share of Corning Natural Gas common stock for each ten shares that you currently own at a price of $18.00 per share. Included also is the right to oversubscribe if you so choose. As is explained in the prospectus, we believe that the rights offering will strengthen our financial condition by generating cash, reducing current outstanding debt, and increasing shareholders' equity.

The additional equity will extend the ability of the company to participate in Marcellus Shale gas transportation, as well as, provide capital to assist in funding infrastructure improvement projects required by the New York State Public Service Commission.

Please read the prospectus carefully and contact Stanley Sleve or Registrar and Transfer Company, our transfer agent, with any questions you have before you complete the subscription rights certificate. You are under no obligation to exercise your rights and you can transfer or sell them if you so choose.

Sincerely,

Michael I. German

President & CEO

Note: Corning Natural Gas Corporation has filed a registration statement, including the attached prospectus, with the Securities and Exchange Commission for the offering of subscription rights and the shares of common stock that may be purchased upon exercise of such rights, as described in the prospectus. Before you decide to exercise a subscription right, you should read the prospectus and the other documents we have filed with SEC for more complete information about the Company and the offering. You may get these documents for free by visiting the SEC website's EDGAR system at www.sec.gov. Alternatively, the Company or Registrar and Transfer Company will arrange to send you another copy of the prospectus and any documents incorporated by reference in the prospectus by calling 607-936-3755, ext. 223.